Exhibit 99.1

STANDARD PACIFIC CORP.

ANNOUNCES FINAL RESULTS FOR ITS TENDER OFFERS FOR DEBT

SECURITIES

Irvine, CA, October 8, 2009 – Standard Pacific Corp. (NYSE: SPF) (the “Company”) today announced the expiration and final results of its previously announced cash tender offers for its 6 1/2% Notes due August 15, 2010, 6 7/8% Notes due May 15, 2011 and 7 3/4% Notes due March 15, 2013. The tender offers were made upon the terms and conditions in an offer to purchase dated September 10, 2009 (as amended or supplemented from time-to-time).

As of the previously announced expiration time of 11:59 p.m., New York City time, on October 7, 2009, according to information provided by the depositary, $133,419,000 of the 2010 Notes, $121,978,000 of the 2011 Notes and $3,417,000 of the 2013 Notes were validly tendered and not validly withdrawn. The Company accepted all of the notes tendered for payment. The Company expects to settle the tender offers today with $250.6 million in net proceeds from its September 17, 2009 private placement of $280 million of 10.750% Senior Notes due 2016 and cash on hand.

Citi served as dealer manager in connection with the tender offers and the consent solicitation. Global Bondholder Services Corporation served as the depositary and information agent.

About Standard Pacific Corp.

Standard Pacific Corp., one of the nation’s largest homebuilders, has built more than 108,000 homes during its 43-year history. The Company constructs homes within a wide range of price and size targeting a broad range of homebuyers. Standard Pacific operates in many of the largest housing markets in the country with operations in major metropolitan areas in California, Florida, Arizona, the Carolinas, Texas, Colorado and Nevada. The Company provides mortgage financing and title services to its homebuyers through its subsidiaries and joint ventures, Standard Pacific Mortgage, Inc. and SPH Title. For more information about the Company and its new home developments, please visit our website at: http://www.standardpacifichomes.com.

Forward-Looking Statements

This press release contains forward-looking statements, including our statements regarding the tender offers. All forward-looking statements in this press release reflect the Company’s current analysis of existing facts and information and represent the Company’s judgment only as of the date of this news release. Actual events or results might differ materially from these statements due to risks and uncertainties. The Company expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law. For a discussion of certain of the risks, uncertainties and other factors affecting the statements contained in this press release, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and subsequent Quarterly Reports on Form 10-Q.